Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM CONSULTANTS

As independent oil and gas consultants, Wright & Company, Inc. hereby consents to the incorporation by reference in Gastar Exploration Ltd.’s Form S-8 Registration Statement of information from our reserve report dated January 19, 2012 included in the Annual Report on Form 10-K of Gastar Exploration Ltd. for the fiscal year ended December 31, 2011 and all references to our firm included in or made as part of the Gastar Exploration Ltd. Form S-8 Registration Statement to be filed with the Securities and Exchange Commission on June 18, 2012.

Wright & Company, Inc.
TX. Reg. No. F-12302

By:	/s/ D. Randall Wright
D. Randall Wright, P.E.
President

Brentwood, Tennessee

June 18, 2012